Exhibit 107

Calculation of Filing Fee Table

S-4

(Form Type)

Athena Gold Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares	185,723,633	$0.04255	$7,902,540.58	0.00015310	$1,209.88
Fees Previously Paid

(1)	Based upon the number of common shares of Nova Athena Gold Corp.., a British Columbia corporation, expected to be issued to the existing stockholders of Athena Gold Corporation., a Delaware corporation, on a one-for-one basis upon completion of the continuation described in this registration statement and based on 185,723,633 shares of common stock of Athena Gold Corporation., a Delaware corporation, outstanding as of November 18, 2024.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and (f) under the Securities Act of 1933.

(3)	Based on the average of the last reported bid and ask price per share ($0.0376 bid; $0.0475 ask) for the registrant’s common stock on November 18, 2024, as reported by the OTC Markets on the OTCQB .